EXHIBIT 95

Mine Safety Disclosures

This exhibit contains information concerning mine safety matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act about certain citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 (Mine Act) by the federal Mine Safety and Health Administration (MSHA) for our operations for the three months ended June 30, 2012.

THREE MONTHS ENDED JUNE 30, 2012

Legal
				Section			Total Dollar	Legal	Legal	Actions
		Section		104(d)	Section		Value of	Actions	Actions	Pending
		104(a)	Section	Citations	110(b)(2)	Section	MSHA	Initiated	Resolved	as of Last
	MSHA	S&S	104(b)	and	Citations and	107(a)	Assessments	During	During	Day of
	Identification	Citations	Orders	Orders	Orders	Orders	Proposed	Period	Period	Period
Mine or Operating Name	Number	(#)	(#)	(#)	(#)	(#)	($)	(#)	(#)	(#)
Mesabi Nugget Delaware, LLC	21-03689	19	—	—	—	—	$30,624	42	7	64

Although Mesabi Nugget Delaware, LLC (Mesabi Nugget), an affiliate of Steel Dynamics, Inc., is not a mining operation, the MSHA claims jurisdiction over Mesabi Nugget’s operations regarding the production of iron nuggets via a production process that utilizes iron concentrate and coal as input raw materials. Therefore, this disclosure relating to Mesabi Nugget is being submitted by Steel Dynamics, Inc.

The MSHA citations and orders set forth in the table above are those that were issued by MSHA and received by Mesabi Nugget during the three months ended June 30 2012.  In addition, the table above sets forth the total dollar amount of assessments proposed by MSHA during three months ended June 30, 2012. The dollar amount of MSHA assessments proposed does not include assessments on those citations or orders that were received by Mesabi Nugget after June 30, 2012.

The information in the table above does not reflect any subsequent changes in the level of severity of a citation or order, or changes in the value of an assessment that occurred during the time period presented in the table above (or that may occur after the time period covered in the table above) as a result of proceedings conducted in accordance with MSHA rules. For purposes of legal actions disclosures in the table above, any citation contested in any form or manner with MSHA is considered a legal action for reporting purposes.

During the period covered by this report, no written notices were received from MSHA of a pattern, or the potential to have a pattern, of violations of mandatory health or safety standards that are of such a nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under Section 104(e) of the Mine Act, and there were no mining related fatalities.